FS Investment Corportion 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Announces Purchase of $81 Million Portfolio of Loans and Other Securities in Private Transaction

PHILADELPHIA, PA, May 4, 2011 – FS Investment Corporation (“FSIC”) today announced the closing of its purchase of a portfolio of loans and other securities having an aggregate face amount of approximately $81 million from an institutional investor in a private transaction.  The portfolio consists of loans and other securities issued by seven companies, both public and private, and includes both broadly syndicated loans and privately-originated loans.  The aggregate purchase price paid by FSIC in the private transaction represents 63.75% of the face value of the securities purchased, or approximately $51.6 million.  The weighted average yield to maturity of the securities acquired is approximately 23.8%.

The transaction was sourced and originated by GSO / Blackstone, FSIC’s sub-adviser.  While other investors submitted bids on the portfolio, FSIC was selected by the selling institution as the winning bidder due, in large part, to the size and available liquidity of FSIC, the reputation of FSIC’s sub-adviser and the speed and certainty to closing which FSIC was able to offer as a result of GSO / Blackstone’s knowledge of the companies whose loans and other securities comprised the portfolio.  Subject to the receipt of certain consents and waivers, FSIC may purchase additional securities from the selling institution.

FSIC’s Chairman and Chief Executive Officer, Michael C. Forman commented “this transaction as well as four other recent proprietary transactions sourced by our sub-adviser, GSO / Blackstone, together represent over $135 million of privately-negotiated or originated deals which have either closed or are committed to by FSIC pending closing.  These deals demonstrate the strength of GSO / Blackstone’s origination capabilities and the versatility of FSIC's investment platform.  FSIC looks for the best risk-adjusted opportunities, with a primary focus on senior secured loans.  Since 2005, GSO / Blackstone has originated over $7 billion of debt transactions; they are one of the most active non-bank originators of loans in the country. As conditions continue to tighten in the broadly syndicated leveraged loan market, we expect to continue to take advantage of GSO / Blackstone’s impressive origination platform to source high quality investment opportunities.  Originations and privately-negotiated transactions like this recent acquisition are largely unavailable to other floating-rate focused investors, such as traditional bank loan mutual funds, and are a key source of our strong returns.”

About FS Investment Corporation
FSIC, an investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company (“BDC”).  A BDC such as FSIC is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class.  FSIC focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors.  FSIC is managed by FB Income Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”).  GSO, with $31.0 billion in assets under management together with certain of its affiliates as of December 31, 2010, is the credit platform affiliate of The Blackstone Group L.P.  For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners
Franklin Square is a national sponsor and distributor of alternative investment products structured for the mainstream investor.  Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers.  Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts.  Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC.  For more information, please visit www.franklinsquare.com.

Forward-Looking Statements
This announcement may contain certain forward-looking statements, including statements with regard to the future performance of FSIC.  Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC makes with the Securities and Exchange Commission.  FSIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.